EXHIBIT 10.1

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 30, 2009, is among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation, in its individual capacity (“Volt”) and in its capacity as servicer (in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (“Market Street”), as a Buyer (the “Buyer”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, (“PNC”), as Buyer Agent for Market Street, (the “Buyer Agent”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrator (in such capacity, the “Administrator”).

BACKGROUND

WHEREAS, after giving effect to the Relationship Funding Assignment Agreement (as defined in Section 4 below), the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator are the only continuing parties to the Amended and Restated Receivables Purchase Agreement dated as of June 3, 2008 (as amended, supplemented and/or otherwise modified prior to giving effect to this Amendment, the “Amended and Restated Receivables Purchase Agreement”); and

WHEREAS, the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator desire to amend the Amended and Restated Receivables Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Amended and Restated Receivables Purchase Agreement.

SECTION 2.   Amendments to Amended and Restated Receivables Purchase Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Amended and Restated Receivables Purchase Agreement is hereby amended as follows:

(a)       The definition of “Concentration Limit” set forth in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended by deleting the table set forth therein and replacing such table with the table set forth below and deleting the last sentence of such definition and replacing such sentence with the sentence following the table below:

OBLIGOR GROUP	CONCENTRATION LIMIT OF PARTICULAR OBLIGOR (AND SUBSIDIARIES AND OTHER AFFILIATES)	SHORT-TERM RATING FROM S&P/MOODY'S	LONG-TERM SENIOR UNSECURED DEBT RATING FROM S&P/MOODY'S
AA	16%	Not Applicable	at least AA/ at least Aa2
A	14%	A-1/P-1	at least A+ but less than AA/ at least A1 but less than Aa2
B	8%	A-2/P-2	at least BBB+, but less than A+/ at least Baa1, but less than A1
C	6%	A-3/P-3	at least BBB-, but less than BBB+/ at least Baa3, but less than Baa1
D	3.5%	Not Applicable	Not Applicable

It being understood that any change to the definition of Concentration Limit shall be subject to the Rating Agency Condition, if required.

(b)       A new definition of “Concentration Reserve Percentage” is hereby inserted in the correct alphabetical location in Section 1.01 of the Amended and Restated Receivables Purchase Agreement:

“‘Concentration Reserve Percentage’ means, at any time, (a) the largest of (i) the sum of the Account Balances of all the Eligible Receivables owing from each of the five (5) Group D Obligors (including Eligible Receivables owing from such Group D Obligor’s subsidiaries and Affiliates) with the highest Account Balances of Eligible Receivables of all Group D Obligors (up to the Concentration Limit for such Group D Obligor), (ii) the sum of the Account Balances of all the Eligible Receivables owing from each of the three (3) Group C Obligors (including Eligible Receivables owing from such Group C Obligor’s subsidiaries and Affiliates) with the highest Account Balances of Eligible Receivables of all Group C Obligors (up to the Concentration Limit for such Group C Obligor), (iii) the sum of the Account Balances of all the Eligible Receivables owing from each of the (2) two Group B Obligors (including Eligible Receivables owing from such Group B Obligor’s subsidiaries and Affiliates) with the highest Account Balances of Eligible Receivables of all Group B Obligors (up to the Concentration Limit for such Group B Obligor) and (iv) the Account Balances of all the Eligible Receivables owing from the Group A Obligor (including Eligible Receivables owing from such Group A Obligor’s subsidiaries and Affiliates) with the highest Account Balances of Eligible Receivables of all Group A Obligors (up to the Concentration Limit for such Group A Obligor), divided by (b) the aggregate of the Account Balances of the Eligible Receivables in the Receivables Pool outstanding as of the last Business Day of the prior Accounting Period.”

(c)       The definition of “Credit Dilution Reserve” appearing in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“‘Credit Dilution Reserve” means, on any date, the product, expressed as a percentage, of (a) the Dilution Horizon multiplied by (b) the sum of (i) 2.5 times the Average Dilution Ratio and (ii) the Dilution Spike Factor.”

(d)       The definition of “Credit Enhancement Floor” appearing in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“‘Credit Enhancement Floor’ shall mean, with respect to any Settlement Date, the greater of (a) fourteen percent (14%) and (b) the Concentration Reserve Percentage.”

(e)       The definition of “Credit Loss Reserve” appearing in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“‘Credit Loss Reserve’ shall mean, with respect to any Settlement Date, the product, expressed as a percentage, of (i) 2.5, (ii) the Loss Ratio as of such Settlement Date and (iii) the Loss Horizon Ratio as of such Settlement Date.”

(f)        A new definition of “Delinquency Ratio” is hereby inserted in the correct alphabetical location in Section 1.01 of the Amended and Restated Receivables Purchase Agreement:

“‘Delinquency Ratio’ shall mean, with respect to any Settlement Date, a fraction, expressed as a percentage, the number of which is the aggregate outstanding balance of all Receivables on which any amount is unpaid for more than ninety (90) days after the original due date or, without duplication, would otherwise be considered delinquent in accordance with the Credit and Collection Policy and the denominator of which is the aggregate outstanding balance of all Receivables in the Receivables Pool.”

(g)       The definition of “Yield Reserve” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“‘Yield Reserve’ shall mean, with respect to any Settlement Period, an amount equal to the following amount:

{(RR + SFR) x 2.0(DSO) x Eligible Receivables}
           360

where:

RR	=	the Reference Rate in effect at such time,
DSO	=	the Days’ Sales Outstanding, and
SFR	=	Servicer’s Compensation Rate.”

(h)       Section 9.01(s)(iv) of the Amended and Restated Receivables Purchase Agreement is, only after the date the Seller’s Restated Certificate of Incorporation, which complies with all the requirements of Section 7 of this Amendment, is filed with the Delaware Secretary of State, hereby deleted in its entirety and replaced with the following:

“(iv)    at all times from and after the filing of Seller’s Restated Certificate of Incorporation, which in any event complies with Section 7 of Amendment No. 3 to this Agreement, with the Delaware Secretary of State as required by Section 7 of Amendment No. 3 to this Agreement:

(A)      have not less than one member of Seller’s Board of Directors who is an individual who: (1) has (x) prior experience as an independent director for a corporation, or as an independent director or independent manager for a limited liability company, whose organizational documents required the unanimous consent of all independent directors (or independent managers) thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; (2) is reasonably acceptable to the Administrator as evidenced in a writing executed by the Administrator; and (3) is not, and has not been for a period of five years prior to his or her appointment as an independent director of the Seller (in the case of any Person so serving as of the effectiveness of Amendment No. 3 to this Agreement, for a period of five (5) years prior to such effectiveness): (v) a stockholder (whether direct, indirect or beneficial), customer, advisor or Significant Supplier of the Company or any of its respective Affiliates, (w) a director (except as an independent director of the Seller), officer, employee, partner, attorney or consultant of the Company or any of its Affiliates (the Company and its Affiliates other than the Seller being hereinafter referred to as the “Parent Group”), (x) a Family Member of any Person (other than a stockholder) referred to in clauses (v) or (w) above and with respect to a stockholder referred to in clause (v) above, a Stockholder Family Member of such stockholder, (y) an individual or other Person controlling or under common control with any such stockholder, partner, customer, Significant Supplier, employee, officer or director, or (z) a trustee, conservator or receiver for any member of the Parent Group (such an individual meeting the requirements set forth above, the “Independent Director”) ;

For the purposes of Section 9.01(s)(iv)(A)(3)(x) above, “Family Member” of a specified individual shall mean: (1) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (and in each case including adoptive relationships) of such specified individual; and (2) any other individual (except employees) who shares such specified individual’s home, whether or not related by blood or marriage.

For the purposes of Section 9.01(s)(iv)(A)(3)(x) above, “Stockholder Family Member” of a specified individual shall mean: (1) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or sibling (and in each case including adoptive relationships) of such specified individual; (2) any other individual (except employees) who shares such specified individual’s home, whether or not related by blood or marriage; and (3) a mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such specified individual, but only if such mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law beneficially owns, directly or indirectly, two (2%) percent or more of the outstanding shares of any class of capital stock (or any other voting interest or equity interest) of the Company or of any other entity included within the Parent Group.

For the purposes of Section 9.01(s)(iv)(A)(3)(y) above, “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise.

For the purposes of Sections 9.01(s)(iv)(A)(3)(v) and (y) above, “Significant Supplier” means a supplier (including such supplier’s Affiliates) as to which the Parent Group collectively in the most recent full fiscal year of the Company made payments in consideration for products and services of such supplier and its Affiliates in excess of three (3%) percent of the consolidated gross revenues of the Parent Group during such fiscal year.

(B)      cause its certificate of incorporation to provide that:  (1) at least one member of the Seller’s Board of Directors shall be an Independent Director; (2) the Seller’s Board of Directors shall not have authority to approve, or to take any other action to cause, the filing of a voluntary bankruptcy petition with respect to the Seller except on the unanimous vote of the Seller’s Board of Directors (which vote shall include the affirmative vote of all Independent Directors) or upon the unanimous written consent of the Seller’s Board of Directors (which written consent shall include the written consent of all Independent Directors); (3) the Seller’s Board of Directors shall not vote on any matter requiring the vote of its Independent Directors under its certificate of incorporation unless and until at least one Independent Director is then serving on the Seller’s Board of Directors; and (4) the provisions contained in its certificate of incorporation requiring an Independent Director and implementing the matters described in clauses (2) and (3) of this paragraph (iv)(B) cannot be amended without the prior written consent of each Independent Director;”

(i)        Section 9.01(s) of the Amended and Restated Receivables Purchase Agreement is amended by deleting the period at the end of clause (x) and replacing it with “and” and inserting the following clause (xi) immediately thereafter:

“(xi)    not cause, suffer or permit an Independent Director to serve concurrently or thereafter as a trustee in bankruptcy for the Seller, the Company or any Affiliate thereof.”

(j)        Section 10.01 of the Amended and Restated Receivables Purchase Agreement is amended by deleting the period at the end of clause (q) and replacing it with “; or” and inserting the following clause (r) immediately thereafter:

“(r)      the average Delinquency Ratio for any three consecutive Accounting Periods is greater than 3%.”

(k)       Market Street’s Maximum Net Investment of $125,000,000 as set forth on signature page “S-1” of the Amended and Restated Receivables Purchase Agreement is hereby amended by deleting “$125,000,000” and inserting in its place “$150,000,000.”

SECTION 3.   Representations and Warranties. Each of the Seller and Servicer hereby represents and warrants to the Buyer, the Buyer Agent and the Administrator, as of the date hereof, as follows:

(i)        the representations and warranties of the Seller and the Servicer contained in Article VIII of the Amended and Restated Receivables Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(ii)       no event has occurred and is continuing, or would result from such respective amendment, that constitutes a Termination Event or Potential Termination Event.

SECTION 4.   Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)       Administrator shall have received a fully executed counterpart of this Amendment from each of the parties hereto;

(b)       each representation and warranty of the Seller, Volt, and Servicer contained herein or in any other Purchase Document (after giving effect to this Amendment) shall be true and correct;

(c)       no Termination Event, as set forth in Section 10.01 of the Amended and Restated Receivables Purchase Agreement, shall have occurred and be continuing;

(d)       Administrator shall have received a fully executed copy of the Assignment and Assumption Agreement, among Seller, Volt, Market Street, Relationship Funding Company, PNC, Fifth Third Bank and Administrator dated as of the date hereof (the “Relationship Funding Assignment Agreement”);

(e)       Administrator shall have received a fully executed copy of the Second Amended and Restated Fee Letter (PNC Bank, National Association, among Buyer Agent, Buyer and Seller; and

(f)        all proceedings taken in connection with this Amendment and all documents relating hereto shall be reasonably satisfactory to Administrator, Buyer Agent and the Buyer and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.

SECTION 5.   Amendment. Seller, Servicer, Buyer Agent, Buyer and Administrator hereby agree that the provisions and effectiveness of this Amendment shall apply to the Amended and Restated Receivables Purchase Agreement as of the date hereof. Except as amended by this Amendment, the Amended and Restated Receivables Purchase Agreement remains unchanged and in full force and effect. This Amendment is a Purchase Document.

SECTION 6.   Consent to Amendment/Independent Director. Administrator and Buyer Agent hereby consent to the amendment of the Seller’s certificate of incorporation as set forth in Section 2(h) hereof. Administrator hereby confirms that Carrie L. Tillman is reasonably acceptable to serve as the Independent Director on the Board of Directors of Seller on and as of September 30, 2009.

SECTION 7.   Covenant to File Seller’s Restated Certificate of Incorporation. Seller hereby covenants and agrees to file, or cause to be filed, its Restated Certificate of Incorporation with the Delaware Secretary of State, in form and substance reasonably satisfactory to the Administrator, and in any event containing conforming amendments to the amendments set forth in Section 2(h) hereof, by not later than October 14, 2009. Seller hereby agrees that the failure of the Seller to file, or cause to be filed, its Restated Certificate of Incorporation by not later than October 14, 2009 shall constitute a Termination Event under Section 10.01(e) of the Amended and Restated Receivables Purchase Agreement (but without the twenty-day cure period set forth in Section 10.01(e) of the Amended and Restated Receivables Purchase Agreement).

SECTION 8.   THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Amendment may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Amendment may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement. The section and other headings contained in this Amendment are for reference purposes only and shall not control or affect the construction of this Amendment or the interpretation hereof in any respect.

SECTION 9.   Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding commercial paper notes or other indebtedness of Market Street, it will not institute against or join any other Person in instituting against Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The agreements set forth in this Section 9 and the parties’ respective obligations under this Section 9 shall survive the termination of this Amendment.

SECTION 10. Market Street shall not have any obligation to pay any amounts owing hereunder unless and until Market Street has received such amounts pursuant to the Participation Interest and such amounts are not necessary to pay outstanding commercial paper notes or other outstanding indebtedness of Market Street. In addition, each party hereto hereby agrees that no liability or obligation of Market Street hereunder for fees, expenses or indemnities shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against Market Street unless Market Street has received cash from the Participation Interest sufficient to pay such amounts, and such amounts are not necessary to pay outstanding commercial paper notes or other indebtedness of Market Street. The agreements set forth in this Section 10 and the parties’ respective obligations under this Section 10 shall survive the termination of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

VOLT FUNDING CORP., as Seller

By:		/s/ Ludwig M. Guarino
	Name:	Ludwig M. Guarino
	Title:	Senior Vice President & Treasurer

VOLT INFORMATION SCIENCES, INC., individually and as Servicer

By:		/s/ Jack Egan
	Name:	Jack Egan
	Title:	Senior Vice President & CFO

MARKET STREET FUNDING LLC, as a Buyer

By:		/s/ Doris J. Hearn
	Name:	Doris J. Hearn
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Buyer Agent

By:		/s/ William P. Falcon
	Name:	William P. Falcon
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:		/s/ William P. Falcon
	Name:	William P. Falcon
	Title:	Vice President

S-1	Amendment No. 3 to A&R RPA